As filed with the Securities and Exchange Commission on November 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CMS ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	38-2726431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Energy Plaza, Jackson, Michigan 49201, (517) 788-0550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Thomas J. Webb

Executive Vice President and Chief Financial Officer

CMS Energy Corporation

One Energy Plaza, Jackson, Michigan 49201

(517) 788-0351

(Name, address, including zip code, and telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Shelley J. Ruckman, Esq.

Assistant General Counsel

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

(517) 788-0305

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.    ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common stock, par value $.01 per share, of CMS Energy Corporation	3,000,000	$20.46	$61,380,000	$7,034.15

(1)	Estimated solely for purposes of calculating the registration fee and, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of CMS Energy Corporation’s common stock reported on the New York Stock Exchange as of November 4, 2011.

PROSPECTUS

3,000,000 Shares of Common Stock, $.01 Par Value

CMS ENERGY CORPORATION

STOCK PURCHASE PLAN

We are pleased to offer the CMS Energy Corporation Stock Purchase Plan as amended and restated (hereinafter referred to as the “Stock Purchase Plan” or “Plan”), a direct stock purchase plan designed to provide investors with a convenient way to purchase shares of CMS Energy Corporation common stock (“CMS Energy Common Stock”) and to reinvest any common stock dividends paid by CMS Energy Corporation (“CMS Energy”) for the purchase of additional shares. Stock can be purchased and any dividends paid can be reinvested with no commissions or service charges. The Plan replaces and assumes, by amendment and restatement, the CMS Energy Corporation Stock Purchase Plan, as previously amended and restated effective December 1, 2010.

Some of the key features of the Plan are:

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Enroll in the Plan at no charge with an initial investment of at least $250 per account. (This $250 minimum will be waived if you enroll in Automatic Investment for at least $50 for five months.) The maximum total amount that you may invest in any calendar year is $250,000.

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Through automatic investments deducted from your bank account of at least $25 per transaction, you can increase your investment in CMS Energy Common Stock on an ongoing basis with no brokerage charges.

•	Automatically reinvest 10% or more of any common stock dividends paid by CMS Energy on shares held in the Plan toward the purchase of additional shares of CMS Energy Common Stock at no charge.

•	Directly deposit into your checking or savings account any common stock dividends not being reinvested, putting your money to work immediately and saving you a trip to the bank.

•	Have your CMS Energy Common Stock certificates held in safekeeping at no charge.

•	Give CMS Energy Common Stock to others. (Gift acknowledgment forms are available.)

•	Sell shares of CMS Energy Common Stock directly through the Plan with a minimal brokerage commission.

•	Periodically purchase additional CMS Energy Common Stock with no commissions or service charges.

CMS Energy Common Stock is listed on the New York Stock Exchange under the symbol “CMS.”

Investing in CMS Energy Common Stock involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus relates to all shares acquired by participants under the Plan. Shares available under the Plan will be shares purchased on the open market by an independent agent selected by us or newly issued shares. All shares acquired by participants under the Plan are registered for sale pursuant to a registration statement that we filed with the Securities and Exchange Commission.

The principal executive offices of CMS Energy are located at One Energy Plaza, Jackson, Michigan 49201, and the telephone number is 517-788-0550.

The date of this prospectus is November 10, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell CMS Energy Common Stock pursuant to the Plan. All CMS Energy Common Stock sold under the Plan will be sold under that registration statement.

This prospectus provides you with a general description of the Plan. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Please carefully read this prospectus, together with the registration statement, the exhibits thereto and the additional information regarding us, our business and the risks we face in our business and operations referred to in “Where You Can Find More Information,” before making an investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

As used in this prospectus, “CMS Energy,” “we,” “us” and “our” refer to CMS Energy Corporation.

RISK FACTORS

Before acquiring any of the securities that may be offered by this prospectus, you should carefully consider the risks discussed in the sections of CMS Energy’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 24, 2011 entitled “Risk Factors” and “Forward-Looking Statements and Information,” as updated by the sections of CMS Energy’s Forms 10-Q for the quarter ended March 31, 2011 filed with the SEC on April 28, 2011, the quarter ended June 30, 2011 filed with the SEC on July 28, 2011 and the quarter ended September 30, 2011 filed with the SEC on October 27, 2011 entitled “Risk Factors” and “Forward-Looking Statements and Information,” which are incorporated by reference in this prospectus. You should also carefully consider all of the information contained or incorporated by reference in this prospectus or in any prospectus supplement before you invest in the registrant’s securities. (See, “Where You Can Find More Information”.)

DESCRIPTION OF THE STOCK PURCHASE PLAN

Purpose

The purpose of the Stock Purchase Plan is to provide a convenient, no-cost way to invest in CMS Energy Common Stock and to reinvest any common stock dividends paid by CMS Energy.

Administration

We administer the Plan through our Investor Services Department. As Plan Administrator, Investor Services acts as transfer agent, keeps records, sends statements and performs other duties related to the Plan. We have the right to change the Plan Administrator.

You can contact the Plan Administrator to request forms, stock certificates and other materials, as well as for any inquiries:

Mailing Address:	CMS Energy
Investor Services
One Energy Plaza
Jackson, MI 49201

E-mail:	invest@cmsenergy.com

Telephone:	517.788.1868

Fax:	517.788.1859

Web Site:	www.cmsenergy.com/shareholder (Secure Web forms are available on this Web site.)

An agent, independent of us, makes the market purchases and sales of CMS Energy Common Stock for the Plan.

Eligibility

Anyone, whether or not a holder of CMS Energy Common Stock, may be eligible to participate in the Plan by following the enrollment procedures. In the case of citizens or residents of a country other than the United States, CMS Energy may determine, in its sole discretion, not to allow participation in the Plan or certain features of the Plan because compliance with applicable regulations is not reasonably practicable.

Enrollment

If you are already a holder of CMS Energy Common Stock with shares registered in your name, you can enroll in the Plan by completing and returning the Stock Purchase Plan Authorization form along with any other required documents. If you are not currently a registered shareholder of CMS Energy Common Stock, you can enroll in the Plan by completing and returning the Stock Purchase Plan Authorization form with an initial investment of at least $250 per account. (This $250 minimum will be waived if you enroll in Automatic Investment for at least $50 per month for five months.) You can also enroll online. The maximum total amount that you may invest in any calendar year is $250,000.

Reports

You will receive a statement of account whenever there is activity in your account or at least annually. In addition, we will provide Plan participants with IRS Form 1099-B for every year in which they sell Plan shares. You should retain these statements for income tax and other purposes. You will also receive communications sent to all other shareholders, such as annual reports and proxy statements.

Dividends

As of the date of this prospectus, CMS Energy is paying a common stock dividend. All CMS Energy Common Stock held in the Plan shall be subject to the “Minimum Dividend Reinvestment Requirement” under which at least ten percent of all dividends paid on CMS Energy Common Stock held in the Plan must be automatically reinvested. In addition to the Minimum Dividend Reinvestment Requirement, you can reinvest some or all of any common stock dividends to purchase additional shares of CMS Energy Common Stock. If you prefer, your dividends that are not reinvested can be directly deposited into your bank account or paid to you via check. No fees will be charged for any of these options. Unless you select a different option, we will reinvest all common stock dividends paid. Common stock dividend payment dates will be declared by the CMS Energy board of directors when and if deemed appropriate. (Also see, Direct Registration System and Certificated Shares.)

Automatic Investment

You can make your initial investment or purchase additional shares of CMS Energy Common Stock through automatic deductions from an account at a bank or other financial institution that is a member of the National Automated Clearing House Association. Initial investments must be either a one-time deduction of at least $250 (these will be invested on the next weekly investment date) or ongoing monthly deductions of at least $50 for five months (these monthly investments will continue until cancelled by you). To purchase additional shares, the minimum investment amount is $25 per transaction. You choose the frequency of the investment (semimonthly or monthly). The funds are transferred from your checking or savings account on the banking day prior to the investment date(s) you choose. You can enroll in Automatic Investment by completing and submitting the appropriate authorization form. There is no charge for this Automatic Investment service. Please allow ten days for processing Automatic Investment authorization, modification or cancellation.

Additional Investments

You can make investments by sending a check or money order to the Plan Administrator at any time. Please do not send cash or third party checks. The check or money order must be payable in U.S. dollars to CMS Stock Plan in an amount of at least $25 and received by noon on the day of investment. Include the bottom portion of your Stock Purchase Plan Statement of Account or reference your account number on your check. There is no commission or other charge for this service. You may invest a maximum total amount of $250,000 in any calendar year. CMS Energy reserves the right to place a temporary restriction on shares held in the Plan, subject to verification of the receipt of good funds with respect to any investment.

Investment Dates and Prices

Investment purchases are made weekly, the day of the week varies as follows:

•	As soon as practicable after any CMS Energy Common Stock dividend payment date, or

•	On the first and 16th day of each month or as soon as practicable thereafter; or

•	Otherwise, generally on Wednesday.

No interest will be paid on amounts received but not yet invested. Shares of CMS Energy Common Stock purchased will be either newly issued shares or, at our discretion, shares purchased in the open market (New York Stock Exchange) by the Plan’s independent agent. Neither CMS Energy nor the Plan participants will have the authority to direct or control how or when the independent agent purchases shares of CMS Energy Common Stock. We will credit newly issued shares of CMS Energy Common Stock to your account at the average of the high and low sale prices of CMS Energy Common Stock as reported on the New York Stock Exchange Composite Tape for the trading day preceding the purchase date. We will credit shares of CMS Energy Common Stock purchased in the open market to your account at the actual weighted average price per share incurred. You will not pay brokerage commissions for the shares purchased.

Sale of Shares

You can request the sale of some or all of your CMS Energy Common Stock by completing and submitting the appropriate request form. The Plan Administrator will forward the sale instructions to the independent agent for sale. Sales will generally be made weekly. The independent agent will sell your shares, together with the shares of other Plan participants, in the open market, and the price will be the weighted average of all shares included in the sale.

We will pay to you by check the proceeds from the sale of your shares, less a nominal brokerage fee (as of the date of this prospectus, approximately $.05 per share). Checks are made payable to the registered shareholder(s) on the account and are mailed First Class Mail. Requests to change the payee require “Medallion Guaranteed” signatures of all registered shareholders, guaranteed by a financial institution participating in the Medallion Guarantee program. A new account will be opened in the name(s) of the newly designated payees and your shares will be transferred to this account prior to processing of the sale request. Medallion Guaranteed signatures also are required on all sale requests that are likely to exceed a market value of $5,000.

We cannot accept instructions to sell your shares on a specific day, at a specific price, in a specific manner, or equal to a specific dollar value. You determine and indicate the number of shares to be sold. If you prefer to have more control over the timing of the sale and/or the sale price, you may choose to sell some or all of your shares through a broker of your choice. (Also see, Direct Registration System and Certificated Shares.)

Once your CMS Energy Common Stock is sold, the method used to calculate the adjusted basis of, and any gains or losses with respect to, such stock cannot be changed. Therefore, it is important to consider the tax implications before you request a sale. (See, “U.S. Federal Income Taxation–Cost Basis.”)

Certificate Safekeeping

Certificate safekeeping is a no-cost option that saves you the trouble of keeping certificates and avoids the nuisance and expense of replacing certificates that become lost, destroyed, or stolen. If you have certificates for CMS Energy Common Stock, you can deposit these certificates with us for safekeeping. All safekeeping shares are held in your account in book-entry form only. For Plan participants these shares will be held in the Plan unless you direct otherwise. (Also see, Direct Registration System and Certificated Shares.)

Issuance of Stock Certificates

You can request certificates for some or all of the full shares in your account at no cost by completing and submitting the appropriate request form. Requests for certificates will generally be processed weekly.

Gifts and Transfers of Shares

You can transfer ownership of some or all of the shares in your account by completing and submitting written, signed transfer instructions. Signatures of all registered shareholders must be Medallion Guaranteed when requesting transfers of ownership.

Service Fees

There are no fees, commissions, or service charges of any kind for initial stock purchases, automatic investment, additional stock purchases, transfers of stock, dividend reinvestment, direct deposit of dividends, or issuance of stock certificates. The only charge associated with the Plan is a minimal brokerage commission for the sale of stock. As of the date of this prospectus, the brokerage commission for the sale of stock is approximately $0.05 per share, but is subject to change without notice.

Withdrawal From the Stock Purchase Plan

You can terminate your participation in the Plan by completing and submitting the appropriate request form. At your option, either all of your shares may be sold, a certificate for all of your whole shares and a check for the market value of any fractional share may be issued to you, or your shares may be transferred to the Direct Registration System. (See, Direct Registration System and Certificated Shares.) If you choose to sell your Plan shares, the sale will be processed in the same manner as described above. (See, Sale of Shares.) Requests to issue a certificate or check in a name(s) other than the name(s) on your account must be signed by all registered shareholders and Medallion Guaranteed. A new account will be opened in the name(s) of the newly designated payee(s) and your shares will be transferred to this account prior to processing of the withdrawal request.

Direct Registration System and Certificated Shares

We participate in the Direct Registration System (“DRS”), through which shareholders of CMS Energy Common Stock may choose to have both their direct registration/book-entry shares and/or their Plan shares electronically delivered to or from their brokerage accounts. To affect such transactions a broker must request electronic movement of the shares by initiating a DRS PROFILE transaction and including the following information: The CMS Energy account number; the social security or taxpayer identification number on the CMS Energy account; the registered shareholder’s name(s); and the number of shares to be delivered. We will honor such requests from any broker participating in the DRS.

Certificate Safekeeping - For shares submitted to us for safekeeping, you can specify that you want the shares held in book-entry form under the DRS rather than in the Plan.

Dividends - Dividends paid on DRS shares are not subject to the Minimum Reinvestment Requirement. Dividends paid on shares of stock held in DRS or in certificate form are eligible for reinvestment. Any new shares acquired through dividend reinvestment will be held in the Plan and be considered Plan shares unless transferred out of the Plan by you.

Sale of Shares - When selling shares, if you prefer to have more control over the timing of the sale and/or the sale price, you may choose to sell some or all of your shares through a broker of your choice. In this case, you must either request the Plan Administrator to issue a stock certificate for the shares which you can then deliver to your broker for sale, or authorize your broker to initiate a DRS PROFILE transaction to electronically transfer your shares to your brokerage account.

If you would like to have your DRS or certificated shares sold by the Plan Administrator, those shares must be deposited into the Plan and will be sold as described under “Description of the Stock Purchase Plan–Sale of Shares.”

Additional Information

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Any shares resulting from a stock split or stock dividend paid on shares held in your account will be credited to your account in book-entry form. In the event of a rights offering, you will receive rights based on the total number of whole shares in your account.

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We will make available to you a proxy statement in connection with each meeting of our shareholders, along with an opportunity to vote the shares in your account. Your proxy, when properly submitted, will be voted as you indicate. Your shares will not be voted unless you vote them.

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We reserve the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, material modification or termination. Upon termination of the Plan, any whole Plan shares will be transferred to and held in DRS and a cash payment will be made for any fractional share.

EMPLOYEE PAYROLL DEDUCTION

Our employees (including part-time employees, but not temporary or contract employees) and employees of our subsidiaries who participate in the Plan can invest through the Plan by submitting an “Employee Payroll Deduction Authorization Form.” The Employee Payroll Deduction Authorization Form authorizes the Plan to make payroll deductions of at least $6.25 per pay period for employees paid weekly and at least $12.50 per pay period for employees paid semimonthly and to use the deductions for the purchase of CMS Energy Common Stock pursuant to the Plan. Employees may, at any time, increase or decrease, within the above limits, the amount of the deduction by notifying the Plan Administrator using the electronic form provided online on CMS Energy’s intranet “eLine.” Payroll deduction authorizations previously provided remain in effect unless the Plan Administrator is otherwise notified.

All other aspects of the Plan apply to employees.

U.S. FEDERAL INCOME TAXATION

The following discussion relates to certain federal income tax consequences if you participate in the Plan. The full effect upon you will depend upon your individual circumstances. We suggest you discuss this material, as well as the impact of state, local and foreign taxes, with your tax advisor.

You will be required to include in your gross income for federal income tax purposes (1) amounts equal to any dividends reinvested through the Plan as if you had directly received the cash and (2) any gains realized from selling your shares. You will have no taxable income upon the purchase of shares under the Plan. You will not realize taxable gain or loss upon deposit of shares into the Plan or the withdrawal of whole shares from the Plan.

Dividends

Generally, dividends will be taxable to you as ordinary income to the extent of our current or accumulated earnings and profits for federal income tax purposes. The amount of any dividends in excess of earnings and profits will be a return of capital and, as such, would not be taxable as ordinary income. In the event of a return of capital distribution, we will provide you with reports that will indicate that we have made a return of capital distribution during the year. If you receive a return of capital dividend, you must reduce the tax basis of the share on which the dividend is paid by the amount of the dividend that is a return of capital. If the amount that is a return of capital exceeds the tax basis, the excess must be reported as capital gains.

Dividends paid in taxable years beginning before 2013 are eligible for a reduced rate of federal income taxation for individuals (not exceeding 15%), provided that the dividend is paid with respect to shares held for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property, and certain other conditions are met. In the absence of legislative action, however, the reduced rate will sunset, and dividends paid in taxable years beginning after 2012 will be taxable at regular income tax rates.

Starting in 2013, investment earnings, such as dividends and gains from CMS Energy Common Stock will be subject to a 3.8% Medicare tax in the hands of individuals having adjusted gross income in excess of $200,000 ($250,000 in the case of joint returns). The same tax will apply in the case of certain trusts and estates.

Gains

You will recognize gain or loss when you sell shares or receive cash for your fractional shares. The gain or loss will be equal to the difference between the amount received for the shares or a fractional share (less any brokerage commissions) and your tax basis in the shares sold. Gain or loss will generally be a capital gain or loss, and such capital gain or loss will be long-term or short-term, depending on your holding period.

Cost Basis

The statements you receive from us are your continuing record of the cost of your purchases and should be retained for tax purposes.

Starting with stock sold in 2012, the type of tax information that we provide to you and to the Internal Revenue Service (“IRS”) on IRS Form 1099-B upon the sale of Plan shares will depend on whether the shares sold were acquired after 2011 (Post-2011 shares) or before 2012 (Pre-2012 shares). In all cases, we will report the gross proceeds resulting from such sales. When Post-2011 shares are sold, we will also report your cost or other basis in such shares and whether the gain or loss with respect to such sale is long-term or short-term.

We have adopted the first-in, first-out (“FIFO”) method as our default method for determining which shares have been sold and we will report the sales using the FIFO method. Under the FIFO method, any sale of Plan shares will be deemed to first come from your Pre-2012 shares, starting with the oldest, until all your Pre-2012 shares have been sold. After all your Pre-2012 shares have been sold, any sale of Plan shares will be deemed to come from your Post-2011 shares, starting with the oldest.

If you would like to use a method other than FIFO to identify the shares that are to be sold, you will need to contact Investor Services, prior to the sale, to make a written election of the other acceptable methodology.

Withholding

If you fail to furnish a properly completed Form W-9 or its equivalent, then the “backup withholding” provisions of the Internal Revenue Code will cause us to withhold the required tax from any dividends or sales proceeds.

Currently investors who are citizens or residents of a country other than the United States are generally subject to a withholding tax on any dividends paid. We are required to withhold from dividends the appropriate amount determined in accordance with IRS regulations. Where applicable, this withholding tax is determined by treaty between the United States and the country in which the investor resides. Additionally, starting in 2013, dividends and sales proceeds payable to foreign shareholders will be subject to special reporting rules referred to as “FATCA.” If these rules are not complied with, such dividends and sales proceeds will be subject to withholding tax at a rate of 30% notwithstanding a treaty that provides for a lower rate.

CMS ENERGY CORPORATION

The following description of our business does not purport to be comprehensive. You should read the documents incorporated by reference in this document before making an investment decision. For additional information concerning CMS Energy and our subsidiaries’ business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, you should refer to the incorporated documents (See, “Where You Can Find More Information” and “Documents Incorporated by Reference”).

CMS Energy is an energy holding company operating through subsidiaries in the United States, primarily in Michigan. Its two principal subsidiaries are Consumers Energy Company (“Consumers”) and CMS Enterprises Company (“Enterprises”). Consumers is a public utility that provides electricity and/or natural gas to 6.8 million of Michigan’s 10 million residents and serves customers in all 68 counties of Michigan’s lower peninsula. Enterprises, through various subsidiaries and certain equity investments, is engaged primarily in domestic independent power production and owns power generation facilities fueled mostly by natural gas and biomass.

CMS Energy manages its businesses by the nature of services each provides and operates principally in three business segments: electric utility, gas utility, and enterprises.

USE OF PROCEEDS

Shares purchased for Plan participants with reinvested cash dividends and other investments will, at our option, be either shares newly issued by us or shares purchased in the open market by the independent agent. When newly issued shares are used, we will use the proceeds for general corporate purposes.

DESCRIPTION OF CMS ENERGY CAPITAL STOCK

The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation, as amended, of CMS Energy (the “CMS Energy Articles of Incorporation”) and the Bylaws, as amended and restated, of CMS Energy (the “CMS Energy Bylaws”), which are incorporated into this prospectus by reference. See, “Where You Can Find More Information” and “Documents Incorporated by Reference.” A copy of each of the CMS Energy Articles of Incorporation and the CMS Energy Bylaws has been previously filed with the SEC. The CMS Energy Articles of Incorporation are also available on our website at www.cmsenergy.com. The information on the CMS Energy website is not a part of this prospectus.

The authorized capital stock of CMS Energy consists of:

•	350 million shares of CMS Energy Common Stock, par value $0.01 per share; and

•	10 million shares of CMS Energy preferred stock, par value $0.01 per share (“Preferred Stock”).

Common Stock

Dividend Rights and Policy; Restrictions on Dividends

Dividends on CMS Energy Common Stock are paid at the discretion of the board of directors of CMS Energy based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefor.

CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy’s ability to pay dividends on its capital stock is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, tax sharing payments, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of any issued and outstanding series of Preferred Stock.

CMS Energy is currently subject to the following contractual restrictions on its ability to pay dividends:

Senior Debt Indenture

Under the terms of our senior debt indenture dated as of September 15, 1992 between CMS Energy and The Bank of New York Mellon, as trustee, as supplemented (the “Senior Debt Indenture”), we have the following issued and outstanding securities: Floating Rate Senior Notes Due 2013; 2.75% Senior Notes Due 2014; 6.875% Senior Notes Due 2015; 4.25% Senior Notes Due 2015; 6.55% Senior Notes Due 2017; 5.05% Senior Notes Due 2018; 8.75% Senior Notes Due 2019; 6.25% Senior Notes Due 2020; 2.875% Convertible Senior Notes Due 2024; and 5.50% Convertible Senior Notes Due 2029. So long as any of our 6.875% Senior Notes Due 2015 or 2.875% Convertible Senior Notes Due 2024 are outstanding and until those notes are rated BBB- or above (or an equivalent rating) by Standard & Poor’s (as defined in the Senior Debt Indenture) and one Other Rating Agency (as defined in the Senior Debt

Indenture), at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our Restricted Subsidiaries (as defined in the Senior Debt Indenture), directly or indirectly, to:

•

declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our Non-Convertible Capital Stock (as defined in the Senior Debt Indenture) or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or other distributions payable to us or one of our subsidiaries);

•	purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

•

purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity or scheduled repayment thereof, any of our Subordinated Indebtedness (as defined in the Senior Debt Indenture) (each, for purposes of the Senior Debt Indenture, a “Restricted Payment”),

if at the time of any Restricted Payment described above (i) an event of default under the Senior Debt Indenture (or event that with the lapse of time or the giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the Restricted Payment, or (ii) the aggregate amount of such Restricted Payment and all Restricted Payments made since May 6, 1997 would exceed the sum of:

•	$100 million;

•

100% of our Consolidated Net Income (as defined in the Senior Debt Indenture) from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or, in the case of a deficit, minus 100% of the deficit); and

•	the aggregate Net Cash Proceeds (as defined in the Senior Debt Indenture) we have received from any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.

Trust Preferred Securities

In June 1997, a CMS Energy affiliated trust, CMS Energy Trust I, issued $172.5 million of 7  3/4% Convertible Quarterly Income Preferred Securities, of which $28,667,000 was outstanding as of September 30, 2011. The 7  3/4% preferred securities are convertible at the option of the holder into shares of CMS Energy Common Stock at an initial conversion rate of 1.2255 shares of CMS Energy Common Stock for each preferred security (initially equivalent to a purchase price of $40.80 per share of CMS Energy Common Stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the 7  3/4% preferred securities to expire upon certain conditions.

Under the terms of the indenture dated June 1, 1997 between us and The Bank of New York Mellon, as trustee, as amended and supplemented (the “Subordinated Debt Indenture”), and the guarantee agreement dated June 20, 1997 between us and The Bank of New York Mellon pursuant to which the 7  3/4% preferred securities and the related 7  3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will cause our subsidiaries not to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:

•

an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

•	we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

•

we have given notice of our election to defer payments of interest on the securities issued under the Subordinated Debt Indenture by extending the interest payment period as provided in any further supplemental indenture and have not rescinded such notice, or such period (or any extension thereof) is continuing.

Dividend Restrictions Under Michigan Law

Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the CMS Energy Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

Voting Rights

Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the CMS Energy Articles of Incorporation relating to (i) the authorization, effectiveness or validity of a merger or consolidation of CMS Energy that would adversely affect the powers or special rights of CMS Energy Common Stock (either directly by amendment to the CMS Energy Articles of Incorporation or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than shares of CMS Energy Common Stock or shares of the surviving or resulting corporation having, in either case, powers and special rights identical to those of the CMS Energy Common Stock prior to such merger or consolidation) require the vote or consent of the holders of a majority of all of the shares of CMS Energy Common Stock then outstanding, (ii) contested elections of directors require the vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors and (iii) special shareholder meetings, the number of directors, vacancies on CMS Energy’s board of directors, the removal, indemnification and liability of CMS Energy’s board of directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary (1) to authorize, effect or validate the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of CMS Energy Common Stock, and (2) to authorize any amendment to the CMS Energy Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The effect of these provisions and the related provisions described in the prior paragraph may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.

Preemptive Rights

The CMS Energy Articles of Incorporation provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

Liquidation Rights

In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

Because CMS Energy has subsidiaries that have debt obligations and other liabilities of their own, CMS Energy’s rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter’s liquidation or recapitalization will be subject to prior claims of the subsidiary’s creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

Subdivision or Combination

If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

Exchanges

The CMS Energy Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.

Transfer Agent and Registrar

CMS Energy Common Stock is transferable at CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock.

Preferred Stock

The authorized Preferred Stock may be issued without the approval of the holders of CMS Energy Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy’s board of directors. The CMS Energy Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends

The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, including the CMS Energy Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers’ and Enterprises’ ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers’ revenues and earnings will depend substantially upon rates authorized by the Michigan Public Service Commission.

CMS Energy has pledged the common stock of Consumers as security for bank credit facilities.

Consumers’ Restated Articles of Incorporation (the “Consumers Articles of Incorporation”) provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least:

•	$7.50 per share on all then outstanding shares of its preferred stock;

•

in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its board of directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers; and

•	$7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets.

Second, dividend payments during the 12-month period ending with the month the proposed payment is to be paid are limited to:

•

50% of net income available for the payment of dividends during the Base Period (as defined below), if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the “Base Period”), adjusted to reflect the proposed dividend, is less than 20%; and

•

75% of net income available for the payment of dividends during the Base Period, if the ratio of common stock and surplus to total capitalization and surplus for the 12 consecutive calendar months immediately preceding the proposed dividend payment, is at least 20% but less than 25%.

The Consumers Articles of Incorporation also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

Provisions of the Federal Power Act and the Natural Gas Act appear to restrict dividends payable by Consumers to the amount of Consumers’ retained earnings. Several decisions from the Federal Energy Regulatory Commission suggest that under a variety of circumstances common stock dividends from Consumers would not be limited to amounts in Consumers’ retained earnings. Any decision by Consumers to pay common stock dividends in excess of retained earnings would be based on specific facts and circumstances and would result only after a formal regulatory filing process.

In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its respective debts as they become due in the usual course of business, or its respective total assets would be less than the sum of its respective total liabilities plus, unless the respective articles of incorporation permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers’ policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers’ board of directors reserves the right to change this policy at any time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this prospectus. We have not included certain portions of the Registration Statement in this prospectus as permitted by the SEC’s rules and regulations. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

CMS Energy is subject to the informational requirements of the Securities Exchange Act of l934, as amended (the “Exchange Act”), and therefore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the registrant with the SEC, at the SEC’s Public Reference Room at its principal offices at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the SEC’s Internet site at www.sec.gov. You can find additional information about us on CMS Energy’s website at www.cmsenergy.com. The information on the CMS Energy website is not a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplements. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) will automatically update and supersede this information. The registrant incorporates by reference into this prospectus the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) that the registrant makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are terminated.

CMS Energy

•	Annual Report on Form 10-K for the year ended December 31, 2010

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011

•	Current Reports on Form 8-K filed February 1, 2011, April 6, 2011, May 12, 2011, May 25, 2011, May 31, 2011, June 15, 2011 and July 15, 2011

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You should direct your requests to:

CMS Energy Corporation

Attention: Investor Services

One Energy Plaza

Jackson, Michigan 49201

Telephone: 517-788-1868

SAFE HARBOR STATEMENT UNDER THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus, any related prospectus supplement and the documents that we incorporate by reference herein and therein may contain statements that are statements concerning our expectations, plans, objectives, future financial performance and other items that are not historical facts. These statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrant is filing herein or incorporating by reference cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of the registrant. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as “may,” “could,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “forecasts” and similar expressions) are not statements of historical facts and are forward looking. Forward looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors described in the sections of CMS Energy’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 24, 2011 entitled “Risk Factors” and “Forward-Looking Statements and Information,” as updated by the sections of CMS Energy’s Forms 10-Q for the quarter ended March 31, 2011 filed with the SEC on April 28, 2011, the quarter ended June 30, 2011 filed with the SEC on July 28, 2011 and the quarter ended September 30, 2011 filed with the SEC on October 27, 2011 entitled “Risk Factors” and “Forward-Looking Statements and Information,” that could cause the registrant’s actual results to differ materially from those contained in forward looking statements of the registrant made by or on behalf of the registrant.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond the control of the registrant. You are cautioned not to place undue reliance on forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made, and the registrant undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the registrant’s management to predict all of such factors, nor can such management assess the impact of each such factor on the business of the registrant or the extent to which any factor, or combination of factors, may cause actual results of the registrant to differ materially from those contained in any forward looking statements.

LIMITATION OF LIABILITY

If you choose to participate in the Plan, neither we nor the Plan Administrator can assure you of a profit or protect you against a loss on the shares that you purchase under the Plan. We, the Plan Administrator, and any independent agent will not be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. This limitation of liability does not constitute a waiver by any participant of his or her rights under the federal securities laws.

Although the Plan provides for the reinvestment of common stock dividends, the declaration and payment of common stock dividends will continue to be determined by our board of directors at its discretion, depending upon future earnings, the financial condition of our company, and other factors. The amount and timing of common stock dividends may be changed, or the payment of dividends terminated, at any time without notice. This prospectus supersedes all prior prospectuses relating to the Plan.

LEGAL OPINION

Opinion as to the legality of the securities offered herein has been rendered for CMS Energy by Shelley J. Ruckman, Esq., Assistant General Counsel for CMS Energy.

EXPERTS

The consolidated financial statements and schedules of CMS Energy Corporation as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CMS Energy Corporation

Stock Purchase Plan

Investor Services

One Energy Plaza

Jackson, MI 49201

CMS Energy Web Site: www.cmsenergy.com/shareholder

(Secure Web forms are available on this Web site.)

E-mail: invest@cmsenergy.com

Telephone: 517.788.1868

Fax: 517.788.1859

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are:

Estimated Amount
SEC Registration Fee	$7,034
Services of Independent Registered Public Accounting Firms	8,000
Services of Counsel	10,000
Printing Expenses	2,000
Listing Fees	5,000
Miscellaneous Expenses	10,000

Total	$42,034

ITEM 15. Indemnification of Directors and Officers.

The following resolution was adopted by CMS Energy’s board of directors on January 27, 2011:

RESOLVED: That effective January 27, 2011 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer or employee of the Corporation, or is or was serving at the documented request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all liability, costs, expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person’s service or capacity as, or by reason of the fact that the person is or was, a director, officer or employee of the Corporation or is or was serving at the documented request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

Article XIII, Section 1 of CMS Energy’s Bylaws, as amended and restated, provides:

The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

Article VIII of CMS Energy’s Restated Articles of Incorporation, as amended, provides:

A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article IX of CMS Energy’s Restated Articles of Incorporation, as amended, provides:

Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or hereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provide CMS Energy with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy’s subsidiaries, and CMS Energy’s officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at CMS Energy’s request. In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in Sections 561 through 571 of the Michigan Business Corporation Act cited above.

ITEM 16. Exhibits.

Reference is made to the Exhibit Index filed as part of this registration statement.

ITEM 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CMS Energy Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Michigan, on the 10th day of November, 2011.

CMS Energy Corporation
(Registrant)

By:	/s/ Thomas J. Webb
	Name:	Thomas J. Webb
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 10th day of November, 2011.

Name	Title

(i) Principal executive officer:

/s/ John G. Russell	President and Chief Executive Officer
(John G. Russell)

(ii) Principal financial officer:

/s/ Thomas J. Webb	Executive Vice President and Chief Financial Officer
(Thomas J. Webb)

(iii) Controller or principal accounting officer:

/s/ Glenn P. Barba	Vice President, Controller and Chief Accounting Officer
(Glenn P. Barba)

(iv) Directors:

/s/ *	Director
(Merribel S. Ayres)

/s/ *	Director
(Jon E. Barfield)

/s/ *	Director
(Stephen E. Ewing)

/s/ *	Director
(Richard M. Gabrys)

/s/ *	Director
(David W. Joos)

/s/ *	Director
(Philip R. Lochner, Jr.)

/s/ *	Director
(Michael T. Monahan)

/s/ *	Director
(John G. Russell)

/s/ *	Director
(Kenneth L. Way)

/s/ *	Director
(John B. Yasinsky)

* By:	/s/ Thomas J. Webb
	Name:	Thomas J. Webb
	Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibits listed below that have been previously filed with the SEC are incorporated herein by reference with the same effect as if filed with this registration statement.

Previously Filed
Exhibits	With File Number	As Exhibit Number		Description

4.1	1-9513	(3)(a)	—	Restated Articles of Incorporation of CMS Energy effective June 1, 2004, as amended May 22, 2009 (2nd qtr. 2009 Form 10-Q)

4.2	1-9513	3.1	—	CMS Energy Corporation Bylaws, amended and restated as of January 27, 2011 (Form 8-K filed February 1, 2011)

4.3	33-47629	(4)(a)	—	Indenture dated as of September 15, 1992 between CMS Energy and The Bank of New York Mellon (formerly NBD Bank), as Trustee (Form S-3 filed May 1, 1992)

Indentures Supplemental thereto:

4.3.a	1-9513	4.2	—	17th dated as of 12/13/04 (Form 8-K filed December 13, 2004)

4.3.b	1-9513	4.2	—	18th dated as of 1/19/05 (Form 8-K filed January 20, 2005)

4.3.c	1-9513	4.2	—	19th dated as of 12/13/05 (Form 8-K filed December 15, 2005)

4.4	1-9513	(4)(a)	—	Indenture dated as of June 1, 1997, between CMS Energy and The Bank of New York Mellon, as Trustee (Form 8-K filed July 1, 1997)

Indentures Supplemental thereto:

4.4.a	1-9513	(4)(b)	—	1st dated as of 6/20/97 (Form 8-K filed July 1, 1997)

4.5	333-51932	(4)(f)	—	Certificate of Trust of CMS Energy Trust IV (Form S-3 filed December 15, 2000)

4.6	333-51932	(4)(g)	—	Form of Amended and Restated Trust Agreement of CMS Energy Trust IV (Form S-3 filed December 15, 2000)

4.7	333-51932	(4)(h)	—	Certificate of Trust of CMS Energy Trust V (Form S-3 filed December 15, 2000)

4.8	333-51932	(4)(i)	—	Form of Amended and Restated Trust Agreement of CMS Energy Trust V (Form S-3 filed December 15, 2000)

4.9	333-51932	(4)(k)	—	Form of Trust Preferred Security (included in Exhibit 4.8)

4.10	333-51932	(4)(l)	—	Form of Trust Preferred Securities Guarantee Agreement of CMS Energy Trust IV (Form S-3 filed December 15, 2000)

4.11	333-51932	(4)(m)	—	Form of Trust Preferred Securities Guarantee Agreement of CMS Energy Trust V (Form S-3 filed December 15, 2000)

5.1			—	Opinion of Shelley J Ruckman, Assistant General Counsel for CMS Energy, regarding the legality of the CMS Energy Common Stock

23.1			—	Consent of Shelley J. Ruckman, Assistant General Counsel for CMS Energy (included in Exhibit 5.1)

23.2			—	Consent of PricewaterhouseCoopers LLP

24.1			—	Power of Attorney

99.1			—	CMS Energy Corporation Stock Purchase Plan, as amended and restated November 10, 2011